UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2005

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

At its December 13, 2005 meeting, the Compensation Committee of the Board of Directors of Natus Medical Incorporated (the “Company”) approved the base salaries and bonus program for the Company’s executive officers for the period beginning January 1, 2006 and ending December 31, 2006.

The Compensation Committee approved the base salary amounts set forth on the table below based on a review of the Company’s performance and competitive market data:

Executive	January 1 – December 31, 2006 Salary
James B. Hawkins	$340,000
Christopher D. Chung, M.D.	$210,000
William L. Mince	$201,000
Steven J. Murphy	$200,000
Kenneth M. Traverso	$196,000

The Compensation Committee approved a cash bonus plan for executive officers of the Company based on the Company achieving its budgeted pre-tax profit for 2006. The cash bonuses may range from 50% to a maximum of 150% of the target amount (based on the amount of actual pre-tax profit relative to the budgeted amount). The target bonus for each of Messrs. Mince, Murphy and Dr. Chung is 30% of 2006 base salary, and for Mr. Hawkins is 50% of 2006 base salary. Mr. Traverso’s bonus is comprised of payments made pursuant to a sales compensation plan that is paid on a regular basis throughout the year. The payment of bonuses pursuant to this plan is at the discretion of the Board of Directors.

The Compensation Committee also approved an increase in vacation time for Mr. Hawkins from three weeks to four weeks per calendar year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: December 15, 2005	By:	/s/ Steven J. Murphy
Steven J. Murphy
Vice President Finance